Exhibit 99.1
AÉROPOSTALE ANNOUNCES INCREASE TO ITS SHARE REPURCHASE
PROGRAM BY $250 MILLION WHICH INCLUDES A
$125 MILLION ACCELERATED SHARE REPURCHASE
During Third Quarter Fiscal 2007 Company also Repurchased $125 Million in Shares under Existing Share Repurchase Program
Company also Increases Credit Facility from $75 Million to $150 Million
New York, New York – November 13, 2007 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that its Board of Directors has authorized a $250 million increase in the Company’s share repurchase program bringing the total share repurchase program authorization since inception of the program to $600 million. Under an agreement with Bank of America, N.A. (“Bank of America”), the Company will use a portion of this authorization to implement an accelerated share repurchase program (“ASR”) to repurchase $125 million of its common shares. The shares repurchased by the Company from Bank of America are expected to be held as treasury shares.
Julian R. Geiger, Chairman and Chief Executive Officer, said, “We are committed to maximizing shareholder value, and our share repurchase program is an important aspect of our efforts. The repurchase of our common stock at current price levels represents an attractive use of our capital, and reflects our confidence in the long-term potential of our business.”
Bank of America is expected to purchase shares of the Company in the open market in connection with the ASR over a period not to exceed three months. The final number of shares to be repurchased under the ASR will be determined at the conclusion of the transaction, based upon the volume weighted average share price of the Company’s common shares during the term of the ASR. The ASR is subject to collar provisions that establish the minimum and maximum price for the shares, which will in turn determine the final number of shares being repurchased under the ASR.
During the third quarter of fiscal 2007, and separate and apart from the ASR program, the Company repurchased approximately $125 million, or 6.3 million shares of common stock, bringing the total dollar amount of shares repurchased under its share repurchase program to $341 million or 18.4 million shares of common stock. With the latest increase in repurchase authorization, and after taking into account the $125 million ASR, total Company share repurchases since inception of the program are $466 million. Accordingly, the Company has approximately $134 million remaining under the Company’s share repurchase program.
Additionally, the Company also announced today that it has entered into a Second Amended and Restated Loan and Security Agreement with Bank of America (the “Loan Agreement”), which expands the credit facility with Bank of America from a maximum of $75 million to now $150 million. The Loan Agreement contains customary representations, warranties covenants, terms and conditions for an agreement of this nature. Aéropostale plans to fund the ASR and any open market purchases under the Company’s share repurchase program through its existing cash balances as well as through the credit facility under the Loan Agreement, as needed.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The Company currently operates 799 Aéropostale stores in 47 states, 11 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.